EXHIBIT 10.3

VOLITION DIAGNOSTICS UK LIMITED

EMPLOYMENT AGREEMENT

GROUP GENERAL COUNSEL

This Employment Agreement (“Agreement”) is dated August 23, 2021 (“Execution Date”), by and between Volition Diagnostics UK Limited, incorporated and registered in England and Wales with company number 09871726, with its office located at 93-95 Gloucester Place, London, W1U 6JQ (“Company”) and Nick Plummer (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” or collectively as the “Parties.

WITNESSETH:

WHEREAS, the Company desires that Employee be employed by the Company, and render services to the Company and its subsidiaries and affiliates, and Employee is willing to be so employed and to render such services, all upon the terms and subject to the conditions contained herein.

WHEREAS, in order to ensure a harmonious ongoing business working relationship among themselves with respect to the conduct pursuant to the terms and conditions outlined in this Employment Agreement, the Parties desire to enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    EMPLOYMENT. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to be employed by the Company as of the Commencement Date (as defined below), and, to render to the Company, its affiliates and/or subsidiaries the services described in Section 3 hereof.

2.    TERM. Employee’s employment under this Agreement shall commence on such date as agreed between the Parties (the “Commencement Date”) and shall continue until terminated in accordance with the provisions of this Agreement (the “Employment Term”).

3.    DUTIES.

(a)     Group General Counsel. Employee shall serve as the Group General Counsel of the Company, reporting directly to the Chief Executive Officer of VolitionRx Limited (“VolitionRx”). Employee shall hold such responsibilities and authorities, and shall perform all duties and services incident to the position held by him.

(b)     Company Policies. Employee agrees to abide by all bylaws and policies of the Company and its affiliates and/or subsidiaries promulgated from time to time by the Company and/or such entities as well as all laws, statutes and regulations.

(c)     Place of Work. The normal place of work for the Employee shall be from his home in the U.K., or from such other location as mutually agreed upon between the Company and the Employee. From time to time, the Employee will be required to attend management meetings at the Company’s affiliates’ offices in Belgium, Singapore, London and/or the U.S. (or such other location identified by the Company from time to time) and to be available for domestic and international travel as the Company’s business reasonably requires.

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4.    BEST EFFORTS. Employee agrees to devote his full business time and attention, as well as his best efforts, energies and skill, to the discharge of the duties and responsibilities attributable to his position.

5.    COMPENSATION. For the duration of the Employment Term and as compensation for his services and covenants hereunder, Employee shall receive:

(a)     Salary. Employee’s base salary shall be Two Hundred Thousand Pounds Sterling (£200,000) per year (“Base Salary”). The Base Salary shall be payable in equal monthly instalments in Pounds Sterling in accordance with the Company’s standard payroll practices and policies for employees. The Base Salary shall be reviewed annually, and any increases will be approved by the VolitionRx Board of Directors or its Compensation Committee, and the Board of the Company.

(b)     Signing Bonus. The Employee shall receive a one-time special signing bonus in an amount equal to Sixteen Thousand Six Hundred Sixty Seven Pounds Sterling (£16,667), subject to the Employee confirming his Commencement Date as agreed upon by the Company, which date shall be within 3 months of the Execution Date of this Agreement. The signing bonus shall be payable in lump sum in cash, less all applicable withholdings, within 15 days of the Employee advising the Company in writing of his Commencement Date and acceptance thereof by the Company. Any signing bonus paid by the Company shall be repaid by the Employee if (i) he does not commence his employment on the Commencement Date, or such revised Commencement Date approved by the Company that is within 3 months from the Execution Date of this Agreement; or (ii) if either the Employee leaves the Company for any or no reason, or the Company terminates the Agreement pursuant to Section 9(a), within 3 months of the Commencement Date.

(c)     Stock. The Employee shall be granted Restricted Stock Units (RSUs) to receive such number shares of common stock of VolitionRx underlying the RSUs corresponding in value to £100,000, based on the closing price of VolitionRx’s shares on the NYSE American on the Execution Date of this Agreement. The RSUs shall be granted on or about the Commencement Date and shall vest in two equal installments at 12 months and at 24 months from the grant date, as more specifically provided in the Schedules. The RSUs shall be governed by the terms and conditions of the VolitionRx 2015 Stock Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award attached as Schedule 1, and Restricted Stock Unit Agreement attached as Schedule 2.

(d)     Incentive Plans. During the Employment Term, the Employee shall also be eligible to participate in other employee incentive plans of VolitionRx and/or the Company, if any. The criteria for determining the amount of any allocations to the Employee under such incentive plans for employees, including the criteria for determining the amount of any award, and the conditions that must be satisfied to entitle Employee to receive such award for any year during the term of this Agreement shall be determined, in the sole discretion of the VolitionRx Board of Directors, its Compensation Committee or the Company’s Board, as applicable.

(e)     Pension. Subject to the Company’s compliance with its pension duties in accordance with Part 1 of the Pensions Act 2008, the Company will pay the amount otherwise payable to the Employee under the Company’s pension scheme (currently 5% of the Employee’s Base Salary) to the Employee in cash as a separate allowance to be paid together with his monthly salary.

6.    EXPENSES. Employee shall be reimbursed for business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement, subject to the production of receipts or other appropriate evidence of payment. In claiming expenses, the Employee shall comply with the Company’s Travel and Expenses Policy or any other Expenses Policies implemented by the Company (as amended from time to time), copies of which will be provided.

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7.    EMPLOYEE BENEFITS.

(a)     Paid Time Off (PTO). Employee shall be entitled to 25 days paid vacation (excluding public holidays) on an annual basis in accordance with the Company’s policies, as may be established from time to time by the Company for its employees, which shall be taken at such time or times as shall be mutually agreed upon by the Parties. The Employee shall not carry forward any accrued but untaken vacation entitlement to a subsequent calendar year, except as set out in the holiday policy of the Company’s Employee Handbook (as amended from time to time), a copy of which will be provided.

(b)     Insurance. During the Employment Term, Employee shall be eligible to participate in the Company’s Group Life Assurance and Critical Illness Scheme. Subject to the terms of the relevant insurance policy (as may be amended from time to time at the Company’s discretion or otherwise), (i) the Group Life Assurance Scheme shall pay your dependents a sum equal to four times (4x) times your Base Salary if you die during the Employment Term; and (ii) the Critical Illness Scheme shall pay up to seventy five percent (75%) of your Base Salary in the event of a covered incapacity. The Employee shall further be entitled to participate in such other group term insurance, disability insurance, health and medical insurance benefits, life insurance and retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company. The Employee’s eligibility to participate in the aforementioned schemes is subject to the Employee complying with the conditions attendant to coverage by such plans, and the Employee shall comply with and be entitled to benefits only to the extent former employees are eligible to participate in such arrangements pursuant to the terms of the arrangement, any insurance policy associated therewith and applicable law, and, further, shall be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation. Further, the Company may amend, modify or rescind any benefit plan or program and change contribution amounts to benefit costs without notice in its discretion. Employee shall further be subject to the indemnification by-laws policies and/or procedures applicable to senior officers of the Company and shall be included in the Directors & Officers insurance policies maintained by VolitionRx.

8.    DEATH AND DISABILITY.

(a)     Death. The Employment Term shall terminate on the date of Employee’s death, in which event the Company shall, within 30 days of the date of death, pay to his estate, any unpaid Base Salary earned up to the date of death, outstanding reimbursable expenses, accrued and unused vacation time, and any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through to the date of Employee’s death. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this Section 8(a).

(b)     Disability. To the extent permitted by law, the Employment Term shall terminate upon Employee’s Disability. For purposes of this Agreement, “Disability” shall mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, or 150 non-consecutive days in any 12-month period. The existence of a Disability shall be determined by a qualified physician nominated by the Company in consultation with Employee. In case of such termination, Employee shall be entitled to receive his unpaid Base Salary earned up to the date of the Company’s determination of Employee’s Disability, outstanding reimbursable expenses and accrued and unused vacation or PTO time, and any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through the date of termination, which amounts shall be paid within 30 days of the date of the Company’s determination of Employee’s Disability. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this Section 8(b).

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9.    TERMINATION OF EMPLOYMENT.

(a)     Termination With Cause By Company. The Company may terminate this Agreement at any time during the Employment Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following:

i.

Willful and material failure to adhere to the Company’s and/or its affiliates’ and subsidiaries’ bylaws or written policies, or lawful directives of the Board of the Company or Chief Executive Officer of VolitionRx, provided Employee shall be given no less than fifteen (15) business days to cure the same after written notice of any failure, if curable in the reasonable discretion of the Company;

ii.	Misappropriation (or attempted misappropriation) of any non-trivial Company and/or its affiliates and/or subsidiaries property or funds;

iii.	Conviction of, or the entry of a guilty plea or plea of no contest with respect to, any felony involving moral turpitude; and

iv.	Violation of a fiduciary duty to the Company or its equityholders.

(b)     Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Employment Term without “Cause” either (i) upon three (3) months written notice to Employee; or (ii) if less than three (3) months written notice then subject to the payment of a lump sum equal to the balance of the Employee’s Base Salary that would otherwise have been received between the date of termination and the completion of the three (3) month notice period (which lump-sum shall be payable and conditioned upon receipt by the Company of a satisfactory release executed by Employee).

(c)     Termination By Employee. Employee may terminate this Agreement at any time by providing the Company three (3) months written notice, with or without any reason.

(d)     Compensation upon Termination. Upon termination pursuant to this Section 9, Employee shall be entitled to all accrued and unpaid compensation earned as of the date of termination, including Base Salary, outstanding reimbursable expenses, accrued and unused vacation or PTO time, and any vested benefits expressly payable in accordance with the applicable plan or program. Employee shall also receive any awarded and unpaid bonus for a prior completed year, if not yet paid as of the termination date, within 30 days of the termination date.

10.    DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

(a)     Employee acknowledges that he is prohibited from directly or indirectly disclosing any confidential information about the Company, its affiliates and/or subsidiaries or companies with whom the Company, its affiliates and/or subsidiaries do business, including but not limited to trade secrets, formulas, and financial information, to any party who is not a director, officer or authorized agent of the Company or its subsidiaries and affiliates. The Company will provide Employee with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Employee and will associate Employee with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Employee with that goodwill. In return, Employee promises never to disclose or misuse such confidential information and never to misuse such goodwill.

(b)     Employee will not, during the Employment Term and for a period of six (6) months thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, its affiliates and/or subsidiaries, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries or affiliates, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Employee’s employment with the Company, in either case for a business that is competitive with the business of the Company, its affiliates and/or subsidiaries. This restriction shall not prevent Employee from soliciting or doing business with any customer with whom he had a pre-existing business relationship and which is identified to the Company in a written list provided by Employee at termination of employment.

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(c)     It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable. Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

11.    COMPANY PROPERTY.

(a)     Any patents, inventions, discoveries, applications, processes, models or financial statements designed, devised, planned, applied, created, discovered or invented by Employee during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or its subsidiaries’ or affiliates’ business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b)     All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s, its affiliates’ and/or subsidiaries’ business which Employee shall prepare or receive from the Company shall remain the Company’s, its affiliates’ and/or subsidiaries’ sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company, its affiliates and/or subsidiaries in his possession. Employee may retain copies of documents evidencing his terms of employment, compensation, or related to his status as an equityholder of the Company.

12.    EQUITABLE RELIEF. It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of any of the provisions of Sections 10 or 11 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover. In the event of any breach of this Agreement by Company the Employee shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Employee may be entitled to recover.

13.    APPLICABLE LAW AND DISPUTES. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. In any dispute with the Company, the Employee will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

14.    NOTICE. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be deemed conclusively to have been given: (a) upon receipt, when delivered personally; (b) upon receipt when sent by facsimile or email delivery of a “.pdf” format data file (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; (c) on the third business day following the day timely deposited with Federal Express (or other equivalent international courier), with the cost of delivery prepaid or for the account of the sender; (d) on the seventh business day following the day duly sent by certified or registered mail, postage prepaid; or (e) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

15.    INTERPRETATION; HEADINGS. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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16.    SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

17.    NO WAIVER BY ACTION. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

18.    COUNTERPARTS; JURISDICTION; AMENDMENTS; ENTIRE AGREEMENT; SEVERABILITY; SURVIVAL OF TERMS. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein, including but not limited to any written offer letter or letter agreement concerning employment. In the event of any conflict, the terms of this Agreement shall control. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Sections 10 through 19 shall survive any termination of this Agreement and the termination of Employee’s employment.

19.    TAX AND DEDUCTION. All payments to Employee pursuant to this Agreement are subject to applicable tax, withholding and deduction requirements based on the country of Employee’s service.

[Signature page follows.]

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SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

By:	By:

(“COMPANY”)	(“EMPLOYEE”)
Volition Diagnostics UK Limited	Nick Plummer

/s/ Cameron Reynolds	/s/ Nick Plummer
By: Cameron Reynolds	By: Nick Plummer
Its: Chief Executive Officer

[Signature Page to Volition Diagnostics UK Limited Employment Agreement – Group General Counsel]

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SCHEDULE 1

RESTRICTED STOCK UNIT AWARD

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NOTICE OF RESTRICTED STOCK UNIT AWARD

VOLITIONRX LIMITED

2015 STOCK INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the VolitionRx Limited (the “Company”) 2015 Stock Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Restricted Stock Unit Agreement (the “RSU Agreement”). You have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Name:	Nick Plummer

Address:

Number of RSUs:	[Such number of RSUs equivalent to £100,000, based on the closing price of VolitionRx’s shares on the NYSE American on the Execution Date of the Employment Agreement]

Date of Grant:	[Commencement Date of Employment Agreement]

Vesting Commencement Date:	[12 months from Commencement Date}

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs. This RSU expires earlier if your Service terminates earlier, as described in the RSU Agreement.

Vesting Schedule:

Subject to your continued Service through the applicable vesting date, one-half (1/2) of the Shares underlying the RSUs shall vest on the Vesting Commencement Date, and one-half (1/2) of the Shares underlying the RSUs shall vest twelve (12) months after the Vesting Commencement Date.

Additional Terms:

☐ If this box is checked, the additional terms and conditions set forth on Attachment 1 hereto (as executed by the Company) are applicable and are incorporated herein by reference. No document need be attached as Attachment 1 if the box is not checked.

You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, the Notice and the RSU Agreement. You acknowledge and agree that the Vesting Schedule may change prospectively in the event that your Service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You further acknowledge that the grant of this RSU by the Company is at the Company’s sole discretion, and does not entitle you to further grant(s) of RSU(s) or any other award(s) under the Plan or any other plan or program maintained by the Company or any Parent, Subsidiary or Affiliate of the Company. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

PARTICIPANT:	VOLITIONRX LIMITED

Signature:	By:

Print Name:	Name:

Its:

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SCHEDULE 2

RESTRICTED STOCK UNIT AGREEMENT

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RESTRICTED STOCK UNIT AGREEMENT

VOLITIONRX LIMITED

2015 STOCK INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) by VolitionRx Limited (the “Company”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Agreement (this “RSU Agreement”).

1. Settlement. Settlement of RSUs shall be made in the same calendar year as the applicable date of vesting under the vesting schedule set forth in the Notice; provided, however, that if the vesting date under the vesting schedule set forth in the Notice is in December, then settlement of any RSUs that vest in December shall be within 30 days of vesting. Settlement of RSUs shall be in Shares. Settlement means the delivery of the Shares vested under an RSU. No fractional RSUs or rights for fractional Shares shall be created pursuant to this RSU Agreement.

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3. Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.

4. No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5. Termination. If your Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate. In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

6. Construction. This RSU Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this RSU Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

7. Notices. Any notice to be given under the terms of the Plan shall be addressed to the Company in care of its principal office, and any notice to be given to you shall be addressed to you at the address maintained by the Company for such person or at such other address as you may specify in writing to the Company.

8. Counterparts. This RSU Agreement may be executed in two or more counterparts, each of which shall he deemed an original and all of which together shall constitute one instrument.

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9. Tax Consequences. You acknowledge that you will recognize tax consequences in connection with the RSUs. You should consult a tax adviser regarding your tax obligations in the jurisdiction where you are subject to tax.

(a) U.S. Tax Consequences. You will not recognize taxable income when you are granted or vest in the RSUs. In general, the RSUs will be taxed when they are settled and you will recognize ordinary income equal to the value of the Shares that you receive from the Company.

10. Withholding Taxes and Stock Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

11. Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan (incorporated herein by reference). You: (a) acknowledge receipt of a copy of the Plan and the Plan prospectus, (b) represent that you have carefully read and are familiar with their provisions, and (c) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this RSU Agreement.

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12. Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

13. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

14. Governing Law; Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this RSU Agreement, (b) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this RSU Agreement shall be enforceable in accordance with its terms. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of New York and agree that any such litigation shall be conducted only in the courts of New York in New York County or the federal courts of the United States for the Southern District of New York and no other courts.

15. No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.

16. Consent to Electronic Delivery of All Plan Documents and Disclosures. By your acceptance of this RSU, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at notice@volition.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at notice@volition.com. Finally, you understand that you are not required to consent to electronic delivery.

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17. Code Section 409A. For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from your separation from service or (b) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

18. Adjustment. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by the RSUs may be adjusted pursuant to the Plan.

19. Lock-Up Agreement. Upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, you hereby agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section shall continue to apply until the end of the third trading day following the expiration of the fifteen (15)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred sixteen (216) days after the effective date of the registration statement.

20. Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your RSUs.

BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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